UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CALAMOS ETF TRUST

CALAMOS INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The information below is not a solicitation of authority to vote your proxy in connection with the reorganization described herein. Please DO NOT send us your proxy card. Fund shareholders should consult the Fund’s proxy statement for information regarding the reorganization. Please see this link for the proxy statement.

The following information should not be construed as investment advice.

Q. What is happening?

A. Calamos Advisors LLC, the investment adviser of the Calamos Timpani SMID Growth Fund (the “Fund”), has proposed converting the Fund from a mutual fund to an exchange-traded fund. If the reorganization is approved by shareholders of the Fund, the conversion is anticipated to occur on or around September 18, 2026.

Q: Why is Calamos proposing to convert the Fund to an exchange-traded fund?

A: Calamos Advisors believes that converting to an ETF will provide multiple benefits for shareholders of the Fund, including lower net expenses, improved tax-efficiency, additional trading flexibility with respect to ETF shares, potentially more efficient portfolio management, and increased portfolio holdings transparency. The Fund’s Board of Trustees determined that the conversion will be in the best interests of the shareholders of both the Fund and the new ETF.

Q: How is the ETF expected to be managed after the change?

A: The ETF will be managed in a similar manner as the Fund, with no changes to the investment objective or investment adviser and with similar principal investment strategies. The ETF will be managed by the same portfolio manager as the Fund.

There are some differences in investment strategy. Post-conversion, the Adviser will begin applying a liquidity screen to new purchases, generally avoiding securities with market capitalizations below approximately $1.5 billion. This is designed to support an effective arbitrage mechanism and help keep bid-ask spreads tight. That said, all Target Fund holdings that exist on the closing date, including any microcap holdings, will transfer to the Acquiring Fund. As the liquidity screen is applied to new purchases, the Acquiring Fund’s weighted average market cap is expected to gradually increase compared to what might have been expected from the Target Fund.

Q: How will the Principal Risks of the Fund change?

A: The principal risks of an investment in the ETF will overlap with the principal risks of an investment in the Fund, except that, as a shareholder of the ETF, you would also be subject to risks related to its ETF structure and certain additional investment-related risks. These risks include the risk that shares of the ETF will trade at market prices that are above (premium) or below (discount) NAV or that the ETF’s “authorized participants” will not engage in creation or redemption transactions, which could cause the ETF’s shares to trade at a discount to NAV and possibly face trading halts and/or delisting from the securities exchange on which they trade. Following the conversion, shareholders may bear certain costs with respect to maintaining brokerage accounts and buying and selling ETF shares in the secondary market that shareholders do not experience as shareholders of the Fund. Additional investment-related risks include risks related to currencies, derivatives, futures and forward contracts, securities lending, and tax.

Q. What will happen to my shares of the Fund if the conversion is approved?

A. Importantly, in order to receive shares of the ETF as part of the reorganization, Fund shareholders must hold their shares of the Fund through a brokerage account that can accept shares of the ETF.

If you are an existing shareholder of the Fund, and your account can hold an exchange-traded fund, your Fund shares will be converted, and no action is needed by you in order to receive exchange-traded fund shares.

If Fund shareholders do not hold their shares of the Fund through an account that is eligible to hold exchange-traded funds (i.e., your account is not permitted to purchase securities traded in the stock market), the ETF shares the shareholder receives as part of the reorganization will be held for a term of approximately twelve months by a transfer agent of the ETF as agent for, and for the account and benefit of, the shareholder pending delivery of information with respect to accounts that are permitted to hold ETF shares. If the shareholder has not established an appropriate account to hold the ETF shares and informed the transfer agent of the ETF of the new account by that date, the shares will be liquidated and the proceeds sent to the shareholder. This type of liquidation will result in a cash payment to you, which could be taxable to you if your Fund shares are held in a taxable account. For shareholders that do not currently hold their shares of the Fund through a brokerage account that can hold shares of the ETF, information will be provided regarding additional actions that those shareholders must take in order to receive shares of the ETF as part of the reorganization.

Q. How will existing share classes be treated ahead of the Fund’s conversion?

A. Class A and Class R6 shares of the Fund will be consolidated into Class I shares of the Fund on or about September 4, 2026, prior to the conversion which is expected to occur on or about September 18, 2026. Existing holders of Class R6 shares should be aware that Class I shares are subject to additional costs not typically associated with Class R6 shares and as a result may not be eligible for holding by certain retirement accounts. In coordination with the financial intermediaries holding Class R6 Shares of the Fund for shareholders, the Advisor will assist those Class R6 shareholders seeking to either exchange or redeem their Class R6 shares prior to the contemplated conversion date.

Q. Is the conversion a taxable event?

A. It is anticipated that the reorganization will qualify as a tax-free reorganization for federal income tax purposes and that shareholders will not recognize any gain or loss in connection with the reorganization, except to the extent that they receive cash in connection with the conversion. Proceeds will be used to buy ETF shares at their issuance price. Any leftover amount that doesn't cover a full share will be returned to you, which may result in a minor tax obligation.

Prior to the closing of the conversion, the Fund may declare one or more distributions to shareholders out of its investment company taxable income (computed without regard to the deduction for dividends paid), net tax-exempt income, if any, and net capital gain, if any, in each case that is earned during the Fund’s current taxable year through the closing of the conversion or any prior taxable period with respect to which the Fund is eligible to pay a dividend. Such distributions will be taxable to shareholders who hold their Fund shares in a taxable account.

Q. What is the timeline of key events?

A. Please see below.

Date	Action
June 26, 2026	Calamos Timpani SMID Growth Fund no longer available for purchase by new or existing shareholders. Existing shareholders may continue to exchange their shares of the Fund to another Calamos Fund or redeem their shares of the Fund.
August 24, 2026	Shareholder vote to approve the conversion of the Timpani SMID Growth Fund into an ETF
August 28, 2026	Final day to redeem or exchange out of the Calamos Timpani SMID Growth Fund
September 4, 2026	Consolidation of A-Shares (CTAGX) & R6-Shares (CTOGX) into the Institutional Share Class (CTIGX)
September 18, 2026	Conversion of Calamos Timpani SMID Growth Fund into ETF
September 21, 2026	Launch & Listing of the Calamos Timpani Active SMID Growth ETF on the Texas Stock Exchange (ticker: CTAG)

Dates are approximate and are subject to change.

Q: What are the differences between an exchange-traded fund and a mutual fund?

A: Exchange-traded funds are structurally different from mutual funds in several important aspects:

●	A mutual fund may offer multiple share classes with different sales charges, expenses, and/or minimum investments. An exchange-traded fund will not issue multiple classes of shares.
●	A mutual fund investor may purchase and redeem shares directly from the mutual fund (through a distributor or a financial intermediary). Most exchange-traded fund investors will buy and sell shares in secondary market transactions through brokers.
●	A mutual fund will accept purchase and redemption orders from any shareholders on days that the mutual fund is open for business, and those orders will be fulfilled at that day’s NAV. An exchange-traded fund will issue or redeem shares at its NAV per share only in one or more groupings of a specified large number of shares called a “Creation Unit,” on days that the exchange-traded fund is open for business. Only an exchange-traded fund’s “authorized participants” are permitted to engage in creation or redemption transactions directly with the exchange-traded fund. All other shareholders will buy and sell shares of the exchange-traded fund on an exchange at market prices, which may be at a premium or discount to NAV.

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